Exhibit 10.1
SEPARATION AGREEMENT
          SEPARATION AGREEMENT dated the 12th day of December, 2010, between VALEANT PHARMACEUTICALS INTERNATIONAL, INC. (the “Corporation”) and WILLIAM M. WELLS (“Mr. Wells”).
          WHEREAS Mr. Wells is serving as Non-Executive Chairman of the Corporation, pursuant to an Agreement entered into on June 20, 2010 (the “2010 Agreement”) and is a director of the Corporation;
          WHEREAS Mr. Wells has ceased serving as President and Chairman of Biovail Laboratories International SRL (“BLS”) and, in connection with such resignation entered into a Separation Agreement with the Corporation and BLS, effective as of the date hereof (the “BLS Separation Agreement”);
          WHEREAS Mr. Wells has determined to resign his position as Non-Executive Chairman and as a director of the Corporation to pursue other interests;
          WHEREAS the Corporation and Mr. Wells desire to enter into this Separation Agreement (this “Agreement”) to set forth the parties’ agreement as to Mr. Wells’ entitlements and continuing obligations as a consequence of his termination of service to the Corporation; and
          WHEREAS concurrently with the execution of this Agreement, Mr. Wells will be executing a resignation letter, resigning from his positions as Non-Executive Chairman and as a director of the Corporation.
          NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:
1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the 2010 Agreement.

2.	End of Term. The parties agree that, effective immediately, the Term is ended, Mr. Wells’ service as Non-Executive Chairman and as a director of the Corporation have terminated, and Mr. Wells shall cease to have any obligations to perform General Services.

3.	Remuneration Upon Termination. The parties acknowledge that as a result of Mr. Wells’ termination of service as Non-Executive Chairman and director of the Corporation, he shall be entitled to the following:
(a)	Notwithstanding anything in the 2010 Agreement, subject to Mr. Wells executing the general release of claims attached as Annex A to the BLS Separation Agreement (the “Release”) within 21 days following the date hereof, and the applicable revocation period elapsing without Mr. Wells revoking the Release, $480,769 payable within 30 days following the date hereof, representing the cash value of the General Services Fee that Mr. Wells would have received had he continued to serve as Non-Executive Chairman and as a director of the Corporation pursuant to the 2010 Agreement through the date of the Corporation’s 2012 annual meeting; and
(b)	reimbursement for any incurred but unreimbursed expenses, subject to the terms set forth in the 2010 Agreement.
In addition, Mr. Wells shall be entitled to retain vested equity awards granted to Mr. Wells in connection with his provision of General Services. Except as set forth in this Section 3, Mr. Wells shall not be entitled to any additional remuneration in connection with his resignation as Non-Executive Chairman and as a director of the Corporation.

4.	Continuing Obligations. Mr. Wells acknowledges that the provisions of Article VIII of the 2010 Agreement shall continue to apply following the date hereof.

5.	Entire Agreement; Effect on the BLS Separation Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto, including the 2010 Agreement, except as expressly set forth herein. Notwithstanding the foregoing, nothing herein shall affect the terms of the BLS Separation Agreement which shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
By:	/s/ J. Michael Pearson
J. Michael Pearson, Chief Executive Officer

/s/ William M. Wells
WILLIAM M. WELLS

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